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                                                     Exhibit 10.1
                                                     ------------

                                              September 18, 2000

Mr. Gordon H. Gunnlaugsson
c/o Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, Wisconsin  53202


Dear Gordy:

      This letter agreement is intended to reflect our agreement concerning your early retirement from Marshall & Ilsley Corporation ("M&I") and all related matters. You have tendered your resignation from M&I in connection with your intention to take early retirement effective as of the close of business on December 31, 2000 (the "Retirement Date").

            1. Until the Retirement Date, you will continue to perform such duties as M&I's Chairman and Chief Executive Officer directs. During the period from the date of this letter agreement until the Retirement Date, you shall continue to receive your current base salary in accordance with M&I's regular payroll practices and shall participate in all of M&I's qualified and nonqualified plans to the same extent and on the same terms that you currently participate therein and in accordance with your status as a full-time employee of M&I until the Retirement Date.

            2. Any M&I stock options which by their terms will vest on or before the Retirement Date will do so in accordance with their terms and in accordance with your status as a full-time employee until the Retirement Date.

            3. In accordance with your continued employment through December 31, 2000, M&I will pay you an annual incentive for the period ending December 31, 2000 determined by the Executive Compensation Committee of M&I's Board of Directors (the "Compensation Committee") in accordance with the Annual Executive Incentive Plan, which payment will be made on the same date as other participants in such Plan receive the payments of their annual incentives. In addition, you will receive a payment for the 10,000 units which were awarded to you under M&I's 1994 Long-Term Incentive Plan, as amended (the "LTIP") in December 1997 for the period ended December 31, 2000. The amount of the payment under the LTIP will be determined by the Compensation Committee in accordance with the terms of the LTIP and will be paid to you at such time and upon such terms as payments are made to the other participants in the LTIP. The annual incentive and LTIP payments will be reduced by all applicable federal and state income tax withholding and employment taxes.


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Mr. Gordon H. Gunnlaugsson
September 18, 2000
Page 2


            4. Your right to make additional deferrals into M&I's Amended and Restated Executive Deferred Compensation Plan will end on the Retirement Date. The balance in your Account, as defined therein, will be distributed to you in accordance with your form of Payment Election in accordance with that Plan's terms.

            5. All of your M&I stock options (including options transferred to family members) which are vested as of the Retirement Date will remain exercisable in accordance with their terms for the period allowable for age 65 retirees from M&I (for the lesser of (a) the remaining respective terms of the options for age 65 retirees or
      (b) one (1) year after your death) so long as you comply with the provisions of Section12(C)(i)-(v) hereof and Paragraph 5 of the Consulting Agreement in the form attached hereto as Exhibit A (the "Consulting Agreement"). Should you violate any of those contractual undertakings, you agree that your outstanding M&I stock options (including those transferred to family members) shall, without any action by M&I, remain exercisable only for the shorter of the remainder of their respective terms or the ninety (90) day period running from the date of your breach. Further, you will be treated as an age 65 retiree from M&I as regards the 10,000 units which were awarded to you under the LTIP in December 1998 and the 5,000 units which were awarded to you in December 1999. The amount of the payment for such units, in each instance, will be determined by the Compensation Committee in accordance with the terms of the LTIP and will be paid to you at such time and upon such terms as payments are made to the other participants in the LTIP. The LTIP payments will be reduced by all applicable federal and state income tax withholding and employment taxes.

            6. On January 1, 2001, the title to your current company vehicle will be transferred to you at no cost. The value will be reported for income tax purposes as compensation to you. From the date of this letter agreement until the Retirement Date, you will have the right to use the employer-owned vehicle you are currently using on the same basis as previously.

            7. You have the right to accept the terms of a Consulting Agreement. You agree not to apply for unemployment compensation benefits from M&I respecting the end of your employment with it or the termination of the Consulting Agreement.

            8. Except as otherwise provided in this letter agreement and the Consulting Agreement, your participation in all welfare and benefit plans will end on the Retirement Date. Notwithstanding anything contained herein to the contrary, you hereby agree that, in consideration for M&I executing the Consulting Agreement, you will no longer participate in the M&I Short-Term or Long-Term Disability Income Plans starting on the date of this letter such that if you become disabled, within the meaning of the Plans, starting with the date hereof, you will not be entitled to any payments under the Plans.


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Mr. Gordon H. Gunnlaugsson
September 18, 2000
Page 3


            9. Any vested benefits you have in M&I's qualified or nonqualified benefit plans as of the Retirement Date, including the Supplementary Retirement Benefits Plan, as amended, and the Nonqualified Retirement Benefits Plan, as amended, will thereafter be governed by the terms of those plans.

            10. M&I will pay or reimburse you for your membership dues and annual (but not extraordinary) capital assessments at Blue Mound Golf
      & Country Club and the Milwaukee Yacht Club for the 2001 and 2002 calendar years and will pay for income tax preparation for your 2000 and 2001 federal and state income tax returns and associated financial planning in accordance with M&I's policies for executive officers. The value of these benefits will be reported for income tax purposes in a manner consistent with past M&I practice.

            11. You or the owners of any split dollar insurance on your life may purchase M&I's interest in such policy (or policies) for the net premiums paid by M&I from the inception of such policies so long as you do so by the Retirement Date.

            12. In exchange for the benefits provided to you above, you agree as follows:

                  (A) You acknowledge that you and M&I have agreed on the form of press release announcing your early retirement and the related communication plan.

                  (B) You hereby resign as an officer and director of M&I and any of M&I's Affiliates, as defined below in subsection
            (C)(i), effective as of 5:00 p.m. (C.S.T.) on December 31, 2000.

                  (C) You agree to act in accordance with each of the following limitations on your conduct which you acknowledge to be severable and independent of one another:

                       (i)  Non-Solicitation of Customers.
                         ------------------------------
                  During your employment with M&I and for two (2) years after the Retirement Date, you agree not to solicit, entice or encourage any Customer of M&I or any of its Affiliates (the "Company") so as to cause or attempt to cause such Customer not to do business with the Company, to materially diminish its business with the Company, or to purchase a material


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Mr. Gordon H. Gunnlaugsson
September 18, 2000
Page 4


                  amount of products or services sold by the Company from any source other than the Company. For purposes of this paragraph, "Customer" shall mean any person or business
                  (i) which purchased a material amount of products or services from the Company during the one (1) year period preceding the Retirement Date and (ii) with whom you had contact on behalf of the Company during such one (1) year period. You will not be treated as having contact with a Customer if your only interaction with that Customer was a general mailing containing your signature or other similar contact. For purposes of this Paragraph, "Affiliate" shall mean any corporation, partnership, limited liability company or other business entity which, directly or indirectly through one or more intermediaries, is controlled by M&I. The term "control" means the power, directly or indirectly, to vote 50% or more of the securities which have ordinary voting power in the election of directors (or individuals filling any analogous positions).

                       (ii)  Non-Solicitation of Employees.
                          ------------------------------
                  During your employment with M&I and for two (2) years after the Retirement Date, you will not induce or attempt to induce any employee of the Company to terminate his/her employment with or reduce the hours he/she works for the Company.

                       (iii)  Preservation of Confidential Information.
                           -----------------------------------------
                  During the term of your employment with M&I, you will not
                  directly or indirectly use or disclose any Confidential Information or Trade Secret Information except in the interest and for the benefit of the Company or if you are required to disclose such information pursuant to a subpoena or court or administrative order. After the termination of your employment with M&I, you will not directly or indirectly use or disclose (except in the discharge of your duties under the Consulting Agreement) any Trade Secret, Trade Secret Information, or Confidential Information unless such information ceases to be deemed a Trade Secret, Trade Secret Information or Confidential Information by means of one of the exceptions set forth below or if you are required to disclose such information pursuant to a subpoena or court or administrative order. For two (2) years after the Retirement Date, you will not directly or indirectly use or disclose any Confidential Information, unless such information ceases to be deemed Confidential Information by means of one of the exceptions set forth below. The term "Trade Secret" or "Trade Secret Information" shall have that


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Mr. Gordon H. Gunnlaugsson
September 18, 2000
Page 5


                  meaning set forth under Wisconsin law. You shall not be deemed to have breached the provisions contained in this Paragraph 12(C)(iii) in the event you use or disclose information which (i) you, acting in good faith, are unaware constitutes Confidential Information, Trade Secret Information or a Trade Secret; and (ii) does not result in material damage to M&I's business interests. The term "Confidential Information" shall mean all non-Trade Secret or proprietary information of the Company which has value to the Company and which is not known to the public or the Company's competitors, generally, including, but not limited to, new products, customer lists, pricing policies, employment records and policies, operational methods, marketing plans and strategies, product development techniques and plans, business acquisition plans, technical processes, designs, inventions, research programs and results, and source code. Notwithstanding the foregoing, the terms "Trade Secret Information", "Trade Secret" and "Confidential Information" shall not include, and the obligations set forth in this Agreement shall not apply to, any information which: (a) can be demonstrated by you to have been known by you prior to your employment by the Company; (b) is or becomes generally available to the public through no act or omission of you; (c) is obtained by you in good faith from a third party who discloses such information to you on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (d) is independently developed by you outside the scope of your employment without use of Confidential Information or Trade Secrets.

                       (iv)  General Non-Competition Provisions.
                         -----------------------------------
                  During your employment with M&I and for two (2) years after the Retirement Date, you agree not to directly or indirectly perform services of the type performed by you for M&I for any competitor of the Company where the services you provide directly relate to or benefit any of the competitor's business activities in the State of Wisconsin respecting deposit taking, lending, or trust products or services in the context of a financial services business.

                       (v)   Non-Competition Provisions Respecting Internet
                              ----------------------------------------------
                             Activities with M&I Employees.
                              ------------------------------
                  During your employment with M&I and for two (2) years after the Retirement Date, you agree not to directly or indirectly (as described below) own 5% or more of the equity interests in any entity which (a) markets or delivers internet banking services (such an entity hereinafter referred to as an "Internet Entity") and (b) engages as an employee or other


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Mr. Gordon H. Gunnlaugsson
September 18, 2000
Page 6


                  service provider an individual who (i) was employed by the Marshall & Ilsley Corporation or M&I Mortgage Corporation (the "Internet Banking Providers") at any time during the one-year period prior to the Retirement Date and (ii) provided internet development, internet banking services, or supervisory services respecting the same, to the Internet Banking Providers. Direct or indirect ownership within the meaning of this section means ownership by you and your immediate family, or trusts for the benefit of you or your immediate family, or partnerships or other entities in which you or your immediate family own a majority of the equity interests; provided, however, that nothing in this Subparagraph 12(C)(v) shall limit your issue or the spouses of your issue from owning any portion of any Internet Entity which employs individuals formerly employed by Metavante. For purposes of this subsection, "immediate family" means your spouse, issue and spouses of your issue.

                       (vi)  Acknowledgements/Consequences of Breach.
                              ----------------------------------------
                  You acknowledge that irreparable and incalculable injury will result to the Company, its business or properties, in the event of a breach by you of any of the restrictions set forth in this Section 12(C). You therefore agree that, in the event of any such actual, impending or threatened breach, the Company will be entitled, in addition to any other remedies, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation or further violation of such restrictions by you. Moreover, in the event of any breach by you of any of the provisions of this
                  Section 12(C), M&I, in addition to the rights it has under Paragraph 5 of this Agreement, shall have the right to cease the payments to you under the Consulting Agreement in addition to securing any damages and/or injunctive relief from or against you. Notwithstanding the foregoing, in the event that you breach any of the provisions of this
                  Section 12(C) during the two (2) year period following termination of the Consulting Agreement, the Company's sole remedy against you will be acceleration of the exercise period respecting your outstanding M&I stock options as described in Section 5 of this Agreement.


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Mr. Gordon H. Gunnlaugsson
September 18, 2000
Page 7


                       (vii) Change in Control.
                              ------------------
                  Notwithstanding anything herein contained to the contrary, in the event of a Change in Control, as defined in the Company's 2000 Executive Stock Option and Restricted Stock Plan, you will no longer be bound by this Section 12(C).

            13. Consents, Approvals and Authorizations. M&I warrants and represents to you that all consents, approvals and authorizations required for M&I to execute, deliver and perform this letter agreement, the Consulting Agreement and the Mutual Release referred to below (the "Agreements") have been obtained and are in full force and effect as of the date hereof, and the Agreements are valid, binding and enforceable obligations of M&I in accordance with their terms. Without in any way limiting the foregoing, the Executive Compensation Committee of M&I's Board of Directors has duly authorized the Agreements and consented to your early retirement (prior to age 65) under the LTIP and for purposes of your M&I stock options and the exercise period respecting such options, subject to the conditions contained in the Agreements.

            14. Miscellaneous. Should you accept the terms of M&I's proposal, the following will apply:

                  (A)  The Agreements constitute the complete
            understanding between you and M&I concerning all matters affecting your employment with M&I and the termination thereof. If you accept this proposal, the Agreements supersede all prior agreements, understandings and practices, concerning such matters, including, but not limited to, the Employment Agreement dated November 5, 1990 between you and M&I, or any successor thereto, and any personnel documents, handbooks, or policies and any prior customs or practices of M&I.

                  (B) As a condition to this letter agreement, we have contemporaneously signed a Mutual Release Agreement.

                  (C) This letter agreement and its interpretation shall be governed and construed in accordance with the laws of Wisconsin without regard to its principles of conflicts of laws and shall be binding upon the parties hereto and their respective successors and assigns.

      You may accept this letter agreement by signing it in the space provided below and the Mutual Release Agreement and returning them to Paul Renard at Marshall & Ilsley Corporation, 770 North Water Street, Milwaukee, Wisconsin, 53202.


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Mr. Gordon H. Gunnlaugsson
September 18, 2000
Page 8


      Gordy, we look forward to our new relationship with you.


                                   Very truly yours,

                                   MARSHALL & ILSLEY CORPORATION


                                   By:  /s/ J.B. Wigdale
                                          ---------------------------------
                                        James B. Wigdale, Chairman of the
                                        Board and Chief Executive Officer


I agree with and accept the above-mentioned terms contained in this letter agreement and agree to be bound by them.

Dated this 18th day of September, 2000.

/s/ G.H. Gunnlaugsson
---------------------------
Gordon H. Gunnlaugsson



MW446467_12.DOC


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                          CONSULTING AGREEMENT


      THIS AGREEMENT, made effective as of September 18, 2000 between MARSHALL & ILSLEY CORPORATION (the "Company") and GORDON H. GUNNLAUGSSON ("Executive").


                                RECITALS

      Executive has over 30 years of experience with the Company, M&I Marshall & Ilsley Bank (the "Bank"), and/or their affiliates and is currently employed as Executive Vice President and Chief Financial Officer of the Company, a Vice President of the Bank and holds certain other offices with affiliates of the Company. Executive possesses intimate knowledge of the business and affairs of the Company and its affiliates. By virtue of his employment, Executive has acquired certain confidential information and data with respect to the Company and its affiliates.

      The Company desires to assure the continued services of Executive following his retirement from the Company and its affiliates for the period provided in this Agreement, and Executive is willing to continue to provide certain services to the Company for such period, upon the terms and conditions hereinafter set forth. In addition, the Company wishes to prevent Executive from competing with them for the period provided in this Agreement and Executive is willing to consent to such a limitation.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

      1. Consulting. Commencing January 1, 2001, Executive agrees to provide the services requested by the Company for the period stated in Paragraph 2 hereof, subject to the other terms and conditions herein provided.

      2. Term. The term shall commence as of January 1, 2001 and shall continue until December 31, 2002, unless this Agreement is sooner terminated as hereinafter set forth (the "Term").

      3. Duties. During the Term, Executive shall devote his best efforts and such of his business time, attention, skill and efforts as he deems necessary to consult with the executive officers of the Company with respect to such matters as may be reasonably requested by the Company; provided, however, that nothing in this Agreement shall preclude Executive from (i) devoting reasonable periods required for rendering services to any other business organization so long as Executive does not violate his covenants of confidentiality, noncompetition and nonsolicitation (the "Non-Compete") contained in Section 5 of this Agreement and Section 12(C) of the letter agreement between Executive and the Company of even date herewith (the "Letter Agreement"), (ii) engaging in charitable and community activities, and (iii) managing his personal investments. The parties hereto acknowledge and agree that (i) Executive shall be free to reside and work at the


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geographical location of his choice, (ii) in most circumstances, Executive may respond to the Company's requests for his services by telephone, mail, facsimile or similar means of communication, (iii) in requiring Executive's services hereunder, the Company shall consider the reasonable convenience of Executive and the demands of his other commitments and shall require his physical attendance at meetings and events remote from his residence only in matters for which Executive's presence is essential; (iv) the conduct and control of the consulting services to be performed hereunder shall be the sole responsibility of Executive, and (v) the Company shall have no power to direct or dictate Executive's schedule or the hours during which he shall be required to perform consulting services hereunder. The Company hereby acknowledges and agrees that Executive shall continue to receive compensation and benefits pursuant to this Agreement as set forth in Paragraph 4 hereof notwithstanding the failure or refusal of the Company to request the performance of consulting services by Executive hereunder.

      4. Compensation and Benefits. As compensation for the services to be provided pursuant to this Agreement, Executive shall receive from the Company or its affiliates the compensation and other benefits set forth below:

            A. Cash Compensation. The Company will pay to Executive Seventy-Five Thousand Dollars ($75,000.00) in each month beginning on January 1, 2001 and ending on December 31, 2002 for a total amount of One Million Eight Hundred Thousand Dollars ($1,800,000.00) for the Term. These payments will be made in accordance with the Company's regular payroll practices, will be reduced by all applicable federal and state income tax withholding and employment taxes, and will not be included as compensation for purposes of any qualified or nonqualified pension or welfare benefit plans of the Company except as otherwise provided herein. The parties agree that the cash compensation will be reflected as wages on a Form W-2 on an annual basis and will be subject to income and employment tax withholding when each payment is made.

            B. Nonqualified Pension Benefit. During the Term, the Company shall contribute to Executive's Account in the Company's Amended and Restated Executive Deferred Compensation Plan (the "Plan"), an amount equal to what would have been contributed to the qualified and nonqualified retirement plans of the Company if Executive were employed by the Company for the Term. For example, using the contribution rates for Company contributions attributable to calendar year 1999, the contributions hereunder would have been
      (i) eight percent (8%) of any amounts paid to Executive pursuant to
      Section 4A hereof and (ii) fifty percent (50%) of the maximum amount that the Executive would be entitled to contribute to the Company's 401(k) plan (known as the Incentive Savings component of the retirement plan) if Executive were still in the employ of the Company. The amounts set forth in this subparagraph shall be contributed to the Plan by March 31 of the year following the year to which the contribution relates. Once amounts are contributed to Executive's Account, they shall be governed by the terms of the Plan.


                                    2

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            C.   Health and Dental Coverage.  For the Term, the Company
      shall provide to Executive and his current spouse continuation of health and dental coverage under the Company's plans, subsidized by the Company to the same extent as for active employees, provided, however, that if Executive becomes reemployed with another employer and chooses to receive health or other benefits under another employer-provided plan, the health and dental benefits provided hereunder shall be secondary to those provided under such other plan. The coverage period for purposes of the group health and dental continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, shall commence on July 1, 2001. After December 31, 2002, Executive and his current spouse shall be eligible to participate in the M&I Retiree Health Plan in accordance with its terms, as amended from time to time.

            D. Participation in Plans. For the Term, unless this Consulting Agreement or the Letter Agreement expressly provides otherwise, Executive will not be eligible to participate in any Company benefit plan and Executive waives any rights attendant thereto.

      5. Restrictive Covenants. During the term of the Consulting Agreement and for two (2) years thereafter, Executive agrees to abide by the restrictive covenant provisions of Section 12(C) of the Letter Agreement, the restrictions of which (with the exception of the durational language) are incorporated by reference. Executive further acknowledges that each of these provisions incorporated by reference is severable and to be construed independently. Notwithstanding anything herein contained to the contrary, (a) in the event of a Change in Control, as defined in the Company's 2000 Executive Stock Option and Restricted Stock Plan, Executive will no longer be bound by Section 12(C) of the Letter Agreement and this Paragraph 5 and (b) the sole and exclusive right and remedy of the Company for any breach of this Paragraph 5 after the Term ends shall be the reduction in the exercise period of Executive's outstanding M&I stock options, (including those transferred to family members) as provided in
Section 12(C) of the Letter Agreement.

      6. Early Termination and Consequences. This Consulting Agreement will terminate prior to December 31, 2002 in the case of any of the following events:

            A. Executive's Death or Disability. Executive's obligations under Section 3 of this Agreement shall terminate upon his death or his disability. Under such circumstances, however, the Company's obligation to pay the cash compensation discussed in Paragraph 4A and the nonqualified pension benefit contributions discussed in Paragraph 4B shall continue with the amounts in Paragraph 4A being paid to his estate, in the case of his death, and to him or his court-appointed guardian, in the case of his disability, and the amounts in Paragraph 4B being paid to his Account in the Plan in each case whether his death or his disability occurs prior to or during the Term. Notwithstanding the foregoing, in the event of the Executive's death prior to the beginning of the Term, the amounts owing to Executive under Paragraph 4A hereof shall be reduced by any life insurance proceeds which Executive's beneficiaries receive from the M&I Life Insurance Plan. For example, if Executive dies prior to January 1, 2001 and his beneficiaries are entitled to a $1,000,000 life insurance benefit from the M&I Plan, the amount owing to the Executive under


                                    3

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
      Paragraph 4A hereof shall be reduced to $800,000 which would be paid at a rate of $33,333.34 per month for 24 months. In the event of Executive's death, the health insurance benefit discussed in Paragraph 4C shall continue for Executive's spouse to the extent provided therein.

            B. Termination by the Company for Cause. The Company may terminate the Executive's employment hereunder for Cause. There will be Cause for termination under any of the following circumstances:
      (i) any act of Personal Dishonesty (as hereinafter defined) by the Executive; (ii) any act of Willful Misconduct (as hereinafter defined) by the Executive; (iii) any act by the Executive constituting a breach of his fiduciary duty to the Company which results or is intended to result in personal gain to, or personal enrichment of, the Executive at the Company's expense; or (iv) any breach by Executive of the restrictive covenant provisions contained in Paragraph 5 of this Agreement and Section 12(C) of the Letter Agreement. For purposes of this Agreement: "Personal Dishonesty" means conduct on the part of the Executive which demonstrates a lack of integrity or an intentional breach of trust and which directly causes (or the Board of Directors of the Company determines is reasonably likely to directly cause) material injury to the Company; and "Willful Misconduct" means conduct on the part of the Executive which evinces a deliberate disregard of the interest of the Company and which directly causes (or the Board of Directors of the Company determines is reasonably likely to directly cause) material injury to the Company. Executive acknowledges and agrees that after the Termination Date, as hereafter defined, he shall no longer be entitled to receive any of the compensation provided under Paragraph 4 hereof other than the health insurance opportunity provided in Paragraph 4C hereof, but that the Non-Compete contained in the Letter Agreement and this Agreement shall continue to apply in accordance with their terms.

            C. Termination by Executive. Executive may terminate this Agreement at any time by giving ninety (90) days' prior written notice to the Company. In such event, Executive shall receive no further compensation hereunder after the Termination Date as defined herein other than the health insurance opportunity provided in Paragraph 4C hereof, but that the Non-Compete contained in the Letter Agreement and this Agreement shall continue to apply in accordance with their terms.

            D. Termination Notice and Procedure. The term "Termination Date" shall mean (i) the date the Company notifies the Executive that his duties hereunder are being terminated for Cause if this Agreement is terminated by the Company pursuant to Paragraph 6B; or (ii) the day after expiration of the ninety (90) day period specified in Paragraph 6C if this Agreement is terminated by the Executive pursuant to Paragraph 6C unless the Executive and the Company agree on an earlier date. Any termination by the Company for Cause as provided under Paragraph 6B hereof or by Executive as provided under Paragraph 6C hereof shall be made by written Notice of Termination to the other party delivered by hand or certified mail (postage prepaid), return receipt requested.


                                    4

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            7.   General Provisions.

            A. Successors and Assigns. (i) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. The term "Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

                  (ii) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, nor shall Executive's rights hereunder be subject to encumbrance or to the claims of the Executive's creditors.
            This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, Estate, spouse, executors, administrators, heirs and beneficiaries.

            B. Enforcement. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

            C. Amendment. This Agreement may not be amended or modified except by written instrument executed by the Company and Executive.

            D. Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin without giving effect to its principles of conflicts of laws.

            E. Notice. Notices given pursuant to this Agreement shall be in writing and shall be considered to be given and received in all respects when personally delivered, when transmitted by facsimile or on the second business day following the date deposited in the United States mail, certified mail, postage pre-paid, return receipt requested, addressed to the parties as set forth below or at such other address as each party may specify by notice to the other party, or in the case of a facsimile, to the facsimile number indicated:

            If to Company:   Marshall & Ilsley Corporation
                             770 North Water Street
                             Milwaukee, Wisconsin  53202
                             Attention:  Corporate Secretary
                             Facsimile:  414.765.7899

            If to Executive: His most recent home address as it appears on the Company's records


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

            F. No Waiver. No waiver by either party at any time of any breach of the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

            G. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

            H. Effect of Payments. The payments hereunder will not be included as compensation for purposes of any qualified or nonqualified pension or welfare benefit plans of the Company and are in lieu of any rights Executive may have to severance under any plan, practice or arrangement of the Company.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   MARSHALL & ILSLEY CORPORATION


                                   By:  J.B. Wigdale
                                        ---------------------------------
                                        -
                                        James B. Wigdale, Chairman of the
                                        Board and Chief Executive Officer


                                   EXECUTIVE


                                        G.H. Gunnlaugsson
                                        ---------------------------------
                                        -
                                        Gordon H. Gunnlaugsson


MW446566_9.DOC








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